                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               GROW GROUP, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               GROW GROUP, INC.
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
  /  / Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------
     (3) Filing party:

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     (4) Date filed:

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

                            GROW GROUP, INC. [LOGO]

                                                              September 26, 1994

Dear Shareholder:

     You are cordially invited to attend the 1994 Annual Meeting of Shareholders scheduled to be held on Wednesday, October 26, 1994, at The University Club, One West 54th Street, New York, New York, at 10:00 A.M., New York City time. At the meeting, you will be asked (i) to elect four directors to the Board of Directors to serve until the 1997 Annual Meeting of Shareholders; (ii) to approve amendments to the Company's 1990 Stock Option Incentive Plan; (iii) to ratify the appointment of independent auditors; and (iv) to transact such other business as may properly come before the meeting.

     Your Board of Directors has approved for election the nominees named in the enclosed Proxy Statement and recommends that you vote FOR their election to the Board of Directors. The Board of Directors also has approved various amendments to the Company's 1990 Stock Option Incentive Plan which are described in the enclosed Proxy Statement. The Board recommends that you vote FOR approval of the amendments to the 1990 Stock Option Incentive Plan.

     Whether or not you plan to attend the Annual Meeting in person, we urge you to sign, date and return the enclosed proxy card promptly in the accompanying postage prepaid envelope. You may, of course, attend the Annual Meeting and vote in person even if you have previously mailed your proxy card.

                                                      Sincerely yours,

                                                      /s/ RUSSELL BANKS

                                                       RUSSELL BANKS
                                                         President

                            GROW GROUP, INC. [LOGO]

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                OCTOBER 26, 1994

                               ------------------

     NOTICE IS HEREBY GIVEN that the 1994 Annual Meeting of Shareholders of GROW GROUP, INC., a New York corporation (the "Company"), will be held on Wednesday, October 26, 1994 at 10:00 A.M., New York City time, at The University Club, One West 54th Street, New York, New York, at which shareholders of record at the close of business on September 21, 1994 will be entitled to vote.

     The following matters are to be presented for consideration and action at the meeting:

     1. The election of four Class II directors to serve until the 1997 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

     2. A proposal to approve amendments to the Company's 1990 Stock Option Incentive Plan;

     3. A proposal to ratify the action of the Board of Directors in appointing Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1995; and

     4. Such other business as may properly come before the meeting or any adjournments or postponements thereof.

     To assure that your votes are counted at the meeting, we urge you to sign, date and return the enclosed proxy card as promptly as possible.

                                            By Order of the Board of Directors,

                                                        LLOYD FRANK
                                                         Secretary

September 26, 1994

                                     [LOGO]

                               ------------------

                                PROXY STATEMENT

                               ------------------

     This Proxy Statement, to be mailed to shareholders on or about September 26, 1994, is furnished in connection with the solicitation by the Board of Directors of GROW GROUP, INC., a New York corporation (the "Company"), of proxies in the accompanying form (the "Proxy" or "Proxies") for use at the 1994 Annual Meeting of Shareholders of the Company to be held on Wednesday, October 26, 1994, and at any adjournments or postponements thereof (the "Meeting"). The Meeting will be held at the place and time stated in the notice attached hereto.

     All Proxies received will be voted in accordance with the specifications made thereon or, in the absence of specification, (a) for the election of all nominees named herein to serve as directors, (b) for the proposal to approve amendments described herein to the Company's 1990 Stock Option Incentive Plan and (c) for the proposal to ratify the appointment of independent auditors. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the exercise of the powers conferred thereby by notice in writing to Lloyd Frank, Secretary of the Company, 200 Park Avenue, New York, New York 10166, by submitting a later dated proxy or by voting in person at the Meeting.

     Only holders of record of the Company's issued and outstanding Common Stock as of the close of business on September 21, 1994 will be entitled to notice of and to vote at the Meeting. As of the close of business on such date, there were issued and outstanding 16,105,838 shares of Common Stock, each of which is entitled to one vote upon each matter to be acted upon at the Meeting. The holders of a majority of such issued and outstanding shares will constitute a quorum for the transaction of business.

     A plurality of the votes cast at the Meeting will be required for the election of directors. The affirmative vote of the holders of a majority of all outstanding shares entitled to vote at the Meeting will be required to approve the proposed amendments to the Company's 1990 Stock Option Incentive Plan. The affirmative vote of a majority of the votes cast at the Meeting will be required to ratify the appointment of independent auditors. Abstentions and broker non-votes are not considered as votes cast with respect to the matters being voted upon at the Meeting. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote for the election of directors or the ratification of the appointment of independent auditors, but will have the same effect as if they had been negatively voted with respect to the proposal to approve the proposed amendments to the Company's 1990 Stock Option Incentive Plan.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. These classes are to be as nearly equal in number as the then total number of directors constituting the entire Board permits, with each class to include no fewer than three directors. The Board of Directors has fixed the number of directors to constitute the entire Board of Directors at twelve.

     The directors in Class I, Class II and Class III presently hold office until the 1996, 1994 and 1995 annual meetings, respectively, and until their respective successors are elected and qualified. At each annual meeting, directors are chosen to succeed those in the class whose term expires at that annual meeting.

     At the Meeting, shareholders will elect four directors to serve as Class II directors until the 1997 annual meeting of shareholders and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the enclosed Proxy intend to cast all votes pursuant to Proxies received for the election of Arthur W. Broslat, Lloyd Frank, Angus N. MacDonald and William H. Turner to serve as Class II directors of the Company (said persons being hereinafter referred to as "nominees"). Each of the nominees currently is a director of the Company. Messrs. Broslat, Frank and MacDonald were elected by shareholders. Mr. Turner was appointed to the Board in June 1994 to fill a Board seat left vacant by the death earlier this year of Mr. Albert T. Sommers.

     In the event that any of the nominees should become unavailable or unable to serve for any reason, the holders of the Proxies may vote for one or more alternative nominees who will be designated by the Board of Directors. The Company believes that all of the nominees are available to serve as directors.

     The following information is furnished with respect to each of the nominees and each other member of the Company's Board of Directors:

INFORMATION ABOUT NOMINEES

  Class II Directors

     Arthur W. Broslat, 49, has been an Executive Vice President and the Chief Financial Officer of Corimon C.A. S.A.C.A., a Venezuelan industrial corporation ("Corimon"), since November 1989. Prior thereto, Mr. Broslat served as a Vice President of the Bank of America in Caracas, Venezuela. Mr. Broslat also serves as a director of Corimon. He became a director of the Company in 1992.

     Lloyd Frank, 69, has served as Secretary of the Company since 1963. Mr. Frank is also an attorney admitted to practice in the State of New York and has been a member of the law firm of Parker Chapin Flattau & Klimpl for more than the past five years. Mr. Frank also serves as a director of Metro-Tel Corp. and Park Electrochemical Corp. He became a director of the Company in 1987.

     Angus N. MacDonald, 68, has served as President of Angus MacDonald & Company, Inc., a financial consulting firm, for more than the past five years. Mr. MacDonald is a Life Trustee of the Massachusetts Institute of Technology. He became a director of the Company in 1984.

     William H. Turner, 54, has been a Senior Executive Vice President of Chemical Banking Corporation (a bank holding company) since December 1991, when Chemical Banking Corporation merged with Manufacturers Hanover Corporation. From August 1990 until he assumed his present position, Mr. Turner was Vice Chairman of Chemical Bank, a banking subsidiary of Chemical Banking Corporation. Prior to August 1990, he was responsible for the Middle Market Banking Group of Chemical Bank. In addition, he is Chairman and Chief Executive Officer of Chemical New Jersey Holding Inc. (a holding company for two New Jersey banking companies). He is also a director and member of the Executive Committee of the Paterson Economic Development Corporation, and a director of Franklin Electronic Publishers, Incorporated and Standard Motor Products, Inc. Mr. Turner became a director of the Company in June 1994.

INFORMATION ABOUT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE MEETING

  Class I Directors

     Harold G. Bittle, 66, retired in 1989 as a Vice President - International of the Coatings and Resins Group of PPG Industries, Inc., a manufacturer of paints, coatings and glass, and is currently Managing Director of Adhesive Coatings Company, which develops polymer technologies in the adhesive, coating and ink markets. Mr. Bittle also serves as a consultant to Corimon. From 1951 to 1989, Mr. Bittle served in various executive capacities with PPG Industries, Inc. Mr. Bittle became a director of the Company in 1993.

     John F. Gleason, 66, has been an executive officer of the Company since 1976 and has, for more than the past five years, served as an Executive Vice President of the Company. Mr. Gleason became a director of the Company in 1976.

     Robert J. Milano, 82, served as Chairman and Chief Executive Officer of Millmaster Onyx Group, Inc., a manufacturer of chemical specialties, from December 1982 until December 1986. Mr. Milano serves or has served as Chairman of the State of New York Mortgage Agency and of the Council of Governing Boards for Colleges and Universities in New York State; Vice Chairman of the New School for Social Research; and Director of the New York State Urban Development Corporation. Mr. Milano served as a director of the Company from 1978 to 1981 and has served continuously as a director since 1983.

     Tully Plesser, 61, has, for more than the past five years, served as President of Dataplan Inc., a national marketing, public opinion and communications research consulting firm, which serves as a consultant to many major U.S. corporations. Mr. Plesser is also a political research consultant. He was formerly a consultant to the Republican National Committee and the National Republican Senatorial Committee, and is presently an advisor to certain United States Senators. Mr. Plesser became a director of the Company in 1993.

  Class III Directors

     Russell Banks, 75, has been President and Chief Executive Officer of the Company since 1962 and a director since 1960. Mr. Banks is a past President of the National Paint & Coatings Association and he also served on the Executive Committee of the Board of Directors of the American Management Association and is presently on its General Management Council. He is also on the Advisory Boards of the Fordham University Graduate School of Business Administration, the Washington Legal Foundation and the International Trade Development Council.

     Philippe Erard, 45, was appointed Chairman of Corimon in 1992 and has been President and Chief Executive Officer of Corimon since 1988. For more than three years prior thereto, Mr. Erard served as Executive Vice President of Corimon. Mr. Erard also serves as a director of Corimon. Mr. Erard is a member of the Business Advisory Board of the World Bank's International Finance Corporation, the South America Advisory Board of General Electric Co. and the Advisory Board of the World Economic Forum. He became a director of the Company in 1992.

     Peter L. Keane, 77, an attorney admitted to practice in the State of New York, was counsel to the law firm of Lord Day & Lord, Barrett Smith from 1991 to 1993 and for more than five years prior thereto, was a member of such firm. Mr. Keane has served as Chairman of the Catholic Network of Volunteer Service since 1992. He became a director of the Company in 1969.

     Joseph M. Quinn, 57, has been an executive officer of the Company since 1981. Since August 1991, Mr. Quinn has served as Executive Vice President and Chief Operating Officer of the Company; for two and one-half years prior thereto, he served as Executive Vice President in charge of the Coatings and Chemical Group; and, for more than five years prior thereto, he served as Group Vice President of the Company and President of the Company's Devoe Marine Coatings Co. Division. Mr. Quinn also served as President of the Company's Devoe & Raynolds Company Division from January 1988 until August 1992. He became a director of the Company in 1989.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has standing Audit, Compensation and Pension Committees. The Board of Directors does not have a standing nominating committee but acts as a committee of the whole with respect to nominations.

     The members of the Audit Committee are Messrs. Milano, Keane, Broslat, Plesser and Bittle. This committee is authorized to examine and consider matters related to the financial affairs and accounts of the Company; the internal and external audit of the Company's accounts, including the selection of independent auditors, subject to approval of the Board of Directors; the scope of the independent auditors' engagement; the effect on the Company's financial statements of any proposed changes in generally accepted accounting principles; disagreements, if any, between the Company's independent auditors and management; the quality of the Company's system of internal accounting controls and its internal audit program; matters of concern to the independent auditors resulting from audits, including the results of the independent auditors' review of the system of internal accounting controls and suggestions for improvements; and to report to the Board of Directors with respect to each of the foregoing. This committee held two meetings during the year ended June 30, 1994.

     The members of the Compensation Committee are Messrs. Keane, Erard, MacDonald, Milano and Turner. This committee is authorized to examine, administer and approve salaries of top management of the Company and its subsidiaries, bonuses to such persons and all grants to employees of options to purchase shares under the Company's stock option plans; to review employee benefit plans (other than the retirement plans); and to report to the Board of Directors with respect to each of the foregoing. This committee held four meetings during the year ended June 30, 1994.

     The members of the Company's Pension Committee are Messrs. MacDonald, Broslat, Plesser, Bittle and Turner. This committee is authorized to examine, administer, approve and review the retirement plans of the Company and its subsidiaries and to report to the Board of Directors with respect thereto. This committee held five meetings during the year ended June 30, 1994.

MEETINGS OF THE BOARD OF DIRECTORS

     During the Company's last fiscal year, its Board of Directors held twelve meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served which were held during the period he served as a director in that fiscal year.

COMPENSATION OF DIRECTORS

     Directors (except those who are also employees of the Company) receive a retainer at the rate of $18,000 per annum for serving on the Board of Directors and committees thereof and a fee of $500 for each meeting of the Board of Directors and committees thereof attended. Directors who are also employees of the Company receive a fee of $150 for each meeting of the Board of Directors attended.

     The Company has a Non-Employee Director Fee Continuation Plan which covers each person who serves as a non-employee director of the Company for at least five years and who was less than 70 years of age both at the time of becoming a director and at the time of adoption of this plan. The plan provides, in general, that each non-employee director who ceases to serve as a director at age 70 or thereafter (or prior to age 70, under certain circumstances, in the event he is not re-elected or is removed as a director within three years of a change in control of the Company, as defined) is to receive $20,000 per annum for each of the ten years following his ceasing to serve as a director. In the event of death during the ten-year period, payments will continue to the director's designated beneficiaries during the remainder of the period. In the event an eligible director otherwise ceases to serve as a director prior to age 70 (other than as a result of a change in control), payments may be reduced or terminated in the discretion of the Board of Directors. At the Company's option or, in the event amounts become payable as a result of a change in control of the Company under certain circumstances, at the option of the non-employee director entitled thereto, amounts which become payable under the Non-Employee Director Fee Continuation Plan may be paid in a discounted lump sum.

     The Company has entered into a fee continuation agreement with Robert J. Milano, who was over 70 years of age at the time of his election to the Board in 1983 and thus not eligible to participate in the Non-Employee Director Fee Continuation Plan, which provides for the payment of $20,000 per annum for life following his cessation of service as a director.

     Each current non-employee director and each person who becomes a non-employee director (other than Mr. Milano and those who become a director after attaining the age of 70) is entitled to a $100,000 death benefit under the Company's group life insurance policy in the event of death while serving or after ceasing to serve as a director (subject, in the latter case, to reduction or termination in the discretion of the Board of Directors in the event of his ceasing to serve as a director prior to age 70, except that, under certain circumstances, there shall be no reduction or termination in the event he is not re-elected or is removed as a director within three years of a change in control of the Company).

     The Company has purchased life insurance coverage on the lives of the non-employee directors eligible to participate in the Non-Employee Director Fee Continuation Plan. As described in "Executive Compensation -- Employee Supplemental Retirement and Death Benefit Arrangements" below, said insurance (in combination with the other insurance coverage described therein) is intended to offset the Company's future liabilities under the arrangements described above (other than the Fee Continuation Agreements with Mr. Milano and another former non-employee director) and those described under "Executive Compensation
- - -- Employee Supplemental Retirement and Death Benefit Arrangements" below, including the cost of providing the above described group life insurance benefits to non-employee directors. Premiums for group life insurance provided to non-employee directors as described above aggregated $12,792 for the year ended June 30, 1994.

     Under the Company's 1990 Stock Option Incentive Plan, non-employee directors are automatically granted non-qualified stock options to purchase 10,000 shares of the Company's Common Stock upon their initial election to the Board. Such options are exercisable at the rate of 16 2/3% per annum commencing two years after the date of grant and terminating ten years after the date of grant. The exercise price is 100% of the greater of the fair market value of the Company's Common Stock on the date of grant or the book value per share of the Company's Common Stock as of the end of the quarter immediately preceding the date of grant.

     Dataplan, Inc., a consulting firm controlled by Tully Plesser, provided marketing research services to the Company during its 1994 fiscal year (for which the Company paid Dataplan, Inc. approximately $39,000) and such firm is providing marketing research services to the Company during its current fiscal year.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as to the beneficial ownership of shares of the Company's Common Stock, as of August 31, 1994, with respect to
(a) each director and nominee, (b) each executive officer named in the Summary Compensation Table under the caption "Executive Compensation" below and (c) all directors and executive officers of the Company as a group. The Company understands that, except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to such owner.

                        NAME OF                             AMOUNT AND NATURE OF         PERCENT OF
                    BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP          CLASS(1)
- - --------------------------------------------------------    --------------------         ----------
Russell Banks...........................................      441,620(2)(3)(4)               2.7%
Harold G. Bittle........................................                    --
Arthur W. Broslat.......................................           1,667(5)(6)              *
Philippe Erard..........................................           1,667(5)(6)              *
Frank V. Esser..........................................          12,432(2)(4)              *
Lloyd Frank.............................................       12,958(2)(4)(7)              *
John F. Gleason.........................................             64,667(4)              *
Peter L. Keane..........................................             27,326(4)              *
Angus N. MacDonald......................................                   164              *
Robert J. Milano........................................                46,035              *
Tully Plesser...........................................              2,000(8)              *
Joseph M. Quinn.........................................         36,369>(2)(4)              *
W. Horton Russell.......................................              3,282(4)              *
William H. Turner.......................................                 1,000              *
All directors and executive officers as
  a group (16 persons)..................................            653,784(9)               4.0%

- - ---------------
 (1) An asterisk indicates that the Percent of Class is under one percent.

 (2) Includes 24,135, 5,250, 7,875 and 12,500 shares of the Company's Common Stock as to Messrs. Banks, Esser, Frank and Quinn, respectively, which were not outstanding but which were issuable upon exercise of key employee options to the extent those options were exercisable on, or were to become exercisable within sixty days after, August 31, 1994.

 (3) Includes 9,868 shares of the Company's Common Stock owned by a trust of which Mr. Banks is the trustee. Excludes 23,851 shares owned by Mr. Banks' wife as to which Mr. Banks disclaims beneficial ownership.

 (4) Includes 39, 1,277, 1,118, 1,943, 1,891 and 939 shares allocated to the accounts of Messrs. Banks, Esser, Frank, Gleason, Quinn and Russell, respectively, held in trust under the Company's Employee Stock Ownership Plan (an estimate was used for the 1994 allocation under this Plan as such allocation has not been finalized) and the Employee Stock Ownership and Savings Plan. Excludes 560,592 shares (3.5% of the class) held in trust under the Employee Stock Ownership Plan. As to 310,241 of such shares (which are not yet allocated to plan participants), Messrs. Esser and Frank, as the members of the Administrative Committee of said Plan, share the power to direct the vote, as to 250,351 shares, they may share the right to direct the vote to the extent they receive no voting directions from plan participants and, as to all of such shares, Messrs. Frank, Banks and Keane, as trustees of said Plan, may, under certain circumstances, share the right to direct the disposition. Also excludes 119,421 shares (less than 1.0% of the class) held in trust under the Company's Employee Stock Ownership and Savings Plan which Messrs. Esser, Frank and Keane, as members of the Administrative Committee of such Plan, may share the right to direct the vote and, under certain circumstances, may share the right to direct the disposition.

 (5) Excludes 4,025,341 shares owned by Corimon Corporation, which shares may be deemed beneficially owned indirectly by its parent, Corimon C.A. S.A.C.A., a publicly-held company, of which Messrs. Erard and Broslat are executive officers and directors. Messrs. Erard and Broslat disclaim beneficial ownership of such shares. See "Security Ownership of Management -- Corimon Agreements" and "Ownership of Voting Securities" below.

 (6) Includes 1,667 shares of the Company's Common Stock as to each of Messrs. Broslat and Erard which were not outstanding but which were issuable upon the exercise of non-employee director options to the extent those options were exercisable on, or were to become exercisable within sixty days after, August 31, 1994.

 (7) Excludes 7,259 shares of the Company's Common Stock owned beneficially by Mr. Frank's wife as to which shares Mr. Frank disclaims beneficial ownership.

 (8) Such shares are owned by a retirement trust of which Mr. Plesser is the principal beneficiary.

 (9) Includes (i) 53,094 shares which were not outstanding but which were issuable upon exercise of options held by such persons to the extent those options were exercisable on, or were to become exercisable within sixty days after, August 31, 1994, (ii) 9,868 shares owned by a trust of which an officer and director of the Company is the trustee, and (iii) 2,000 shares owned by a trust of which a director is the principal beneficiary. Excludes
     (i) 17,127 shares owned by the spouses of two officers and directors, (ii) except for 7,679 shares underlying units allocated to the accounts of executive officers, the shares held by the Company's employee benefit plans reflected in footnote (4) above, and (iii) the shares held by Corimon whose designees, Philippe Erard, Arthur W. Broslat and Harold G. Bittle, are members of the Company's Board of Directors.

     The Company believes that, during the 1994 fiscal year, all filing requirements required under Section 16(a) of the Securities Exchange Act of 1934 were timely complied with by its directors, officers and beneficial owners of greater than 10% of the Company's Common Stock.

CORIMON AGREEMENTS

     On August 7, 1992, the Company sold 2,312,000 newly issued shares of Common Stock (the "Shares") to Corimon Corporation, a wholly owned subsidiary of Corimon, for $16.75 per share, or an aggregate of $38,726,000. Corimon's subsidiary has subsequently acquired 1,713,341 additional shares of the Company's Common Stock in open market and private transactions, raising its ownership to approximately 25% of the Company's Common Stock at August 31, 1994.

     Pursuant to an agreement entered into when the Shares were purchased from the Company, Corimon is currently entitled to designate three persons to serve on the Company's Board of Directors. At the Company's 1992 Annual Meeting of Shareholders, two designees of Corimon, Philippe Erard and Arthur W. Broslat, were elected to the Board of Directors of the Company as Class III and Class II directors, respectively. Harold G. Bittle, Corimon's third designee, was elected to the Board of Directors of the Company as a Class I director at the 1993 Annual Meeting of Shareholders. Subject to certain exceptions, the agreement with Corimon will remain in effect until the earlier of the Company's 1995 Annual Meeting of Shareholders or October 31, 1995 (the "Standstill Period").

     During the Standstill Period, Corimon and its affiliates are permitted to acquire additional voting securities of the Company only through open market or privately negotiated transactions and only so long as such acquisition does not cause Corimon and its affiliates to beneficially own more than 28% of the Company's outstanding voting securities. As of August 31, 1994, Corimon and its affiliates owned 4,025,341 shares, constituting approximately 25% of the Company's outstanding Common Stock.

     The agreement with Corimon also provides that, during the Standstill Period, Corimon and its affiliates will vote all shares owned by them in favor of the slate of nominees proposed by the Board of Directors to stand for election as directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table set forth below contains information for the Company's last three fiscal years concerning the compensation of the chief executive officer and other four most highly compensated executive officers of the Company. Subsequent to the Company's 1994 fiscal year, options were granted to the chief executive officer and three of the executive officers listed below. See "Approval of Amendments to the Company's 1990 Stock Option Incentive Plan" -- "Options Recently Granted Under 1990 Plan", on page 20.

                                                                    ANNUAL COMPENSATION
                                                                    --------------------       ALL OTHER
                NAME AND PRINCIPAL POSITION                 YEAR     SALARY      BONUS      COMPENSATION(1)
- - ----------------------------------------------------------- ----    --------    --------    ---------------
Russell Banks
  President and Chief Executive Officer.................... 1994    $400,000    $200,000        $21,672
                                                            1993     391,667     250,000         25,011
                                                            1992     375,000     220,000
Joseph M. Quinn
  Executive Vice President and Chief Operating Officer..... 1994    $245,833    $100,000        $ 5,901
                                                            1993     225,000     175,000          6,518
                                                            1992     222,493     165,275
John F. Gleason
  Executive Vice President................................. 1994    $220,000    $ 50,000        $ 8,006
                                                            1993     220,000      72,000         10,798
                                                            1992     220,000      60,000
Frank V. Esser
  Treasurer and Chief Financial Officer.................... 1994    $153,331    $ 36,000        $ 1,821
                                                            1993     145,000      45,000          4,158
                                                            1992     143,301      37,500
W. Horton Russell(2)
  Vice President, Manufacturing,
  Safety, Health and Environment........................... 1994    $ 98,000    $ 32,260        $ 2,897
                                                            1993      93,333      39,775          6,653
                                                            1992      90,164      32,525

- - ---------------

(1) "All Other Compensation" for fiscal 1994 includes: (i) the dollar value of term life insurance premiums for the benefit of the named executive officers (Mr. Banks -- $19,204, Mr. Quinn -- $3,035, Mr. Gleason -- $4,990, Mr. Esser
    -- $862, and Mr. Russell -- $2,212); (ii) the value of shares of the Company's Common Stock represented by the estimated number of units to be allocated to the named executive officers under the Company's Employee Stock Ownership Plan (Mr. Banks -- $668, Mr. Quinn -- $1,216, Mr. Gleason -- $1,216, Mr. Esser -- $959, and Mr. Russell -- $685); and (iii) fees paid to directors who are also employees of the Company for attending meetings of the Board of Directors (Mr. Banks -- $1,800, Mr. Quinn -- $1,650 and Mr. Gleason -- $1,800). In accordance with the transitional provisions under the revised compensation disclosure rules of the Securities and Exchange Commission, amounts in this column for fiscal 1992 are omitted.

(2) Mr. Russell retired from employment with the Company effective July 1, 1994.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

     The following table contains information concerning the exercise of stock options during the Company's fiscal year ended June 30, 1994 by the executive officers named in the Summary Compensation Table and the fiscal year-end values of unexercised options held by such executive officers. No options were granted to any of the executive officers during the fiscal year ended June 30, 1994.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1994
                        AND 1994 YEAR-END OPTION VALUES

                                                                         NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                                                        UNDERLYING UNEXERCISED         MONEY OPTIONS AT FISCAL
                                                                      OPTIONS AT FISCAL YEAR-END             YEAR-END(2)
                               SHARES ACQUIRED         VALUE         ----------------------------    ----------------------------
             NAME              ON EXERCISE(#)       REALIZED(1)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- - ------------------------------ ---------------    ---------------    -----------    -------------    -----------    -------------
Russell Banks.................     --                 --                24,135               0        $ 167,979       $       0
Joseph M. Quinn...............     --                 --                 8,334          21,666           74,755         168,744
John F. Gleason...............      17,364            $93,939                0               0                0               0
Frank V. Esser................       5,788             28,563            5,250               0           36,540               0
W. Horton Russell.............       1,000              8,120                0               0                0               0

- - ---------------
(1) Market value (the mean between the highest and lowest quoted selling prices of the Company's Common Stock as reported by the New York Stock Exchange) on the exercise date, less the exercise price.

(2) Market value (the mean between the highest and lowest quoted selling prices of the Company's Common Stock as reported by the New York Stock Exchange) on June 30, 1994, less the exercise price.

PENSION PLAN

     The Company has a non-contributory trusteed pension plan covering employees of the Company and certain subsidiaries (the "Pension Plan"). The following table sets forth the estimated annual benefits payable upon retirement under the Pension Plan for participants in various remuneration classifications after the indicated periods of credited service, assuming (i) payment commences at age 65,
(ii) the election of a life annuity without survivor benefits and (iii) annual primary social security insurance benefits based on the assumptions that the remuneration upon which a participant's social security benefits are determined is equal to his or her covered remuneration under the Pension Plan, remuneration increases have been at a rate of 5% per annum and primary social security benefit rates have continued at current levels. The following table gives effect to the limitations under the Internal

Revenue Code of 1986, as amended (the "Code"), on annual covered compensation ($235,840 for 1993 and $150,000 for 1994) as well as the current limitation on aggregate qualified employee benefits:

                                    ESTIMATED ANNUAL PENSION BENEFITS
                                   PAYABLE AT AGE 65 FOR THE NUMBER OF
                                     YEARS OF CREDITED SERVICE SHOWN
AVERAGE ANNUAL     --------------------------------------------------------------------
 REMUNERATION    15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS
- - --------------   --------       --------       --------       --------       --------
 $ 90,000        $ 18,536       $ 24,714       $ 24,714       $ 24,714       $ 24,714
  125,000          27,723         36,964         36,964         36,964         36,964
  150,000          34,286         45,714         45,714         45,714         45,714
  175,000          40,848         54,464         54,464         54,464         54,464
  200,000          47,411         63,214         63,214         63,214         63,214
  225,000          53,973         71,964         71,964         71,964         71,964
  235,840 or
         greater   56,819         75,758         75,758         75,758         75,758

     Once computed, benefits payable under the Pension Plan are not further reduced by social security benefits. Covered compensation is a participant's annual compensation, exclusive of bonuses, directors' fees and certain other items. The years of credited service under the Pension Plan at July 1, 1994 for Messrs. Quinn, Gleason, Esser and Russell, the only executive officers of the Company named in the Summary Compensation Table above who participated in the Pension Plan, were 18.1, 18.1, 11.8 and 18.08, respectively. Notwithstanding the foregoing table, pursuant to the Code, the benefits payable to Messrs. Quinn, Gleason, Esser and Russell are frozen at the amounts they would have received in 1989 had they then retired. Estimated annual frozen benefits for Messrs. Quinn, Gleason, Esser and Russell currently are $24,576, $38,952, $7,320 and $12,216, respectively.

EMPLOYEE SUPPLEMENTAL RETIREMENT AND DEATH BENEFIT ARRANGEMENTS

     The Company is a party to Supplemental Retirement and Death Benefit Agreements effective September 15, 1988 which amend and restate agreements entered into in 1983, as amended, with Messrs. Banks, Quinn and Gleason (as amended and restated, the "Agreements"). Each Agreement provides for the payment in each year for 15 years following cessation of employment at age 65 or thereafter, or prior to age 65 if terminated by the Company (except for certain specified reasons) or by the employee (upon the occurrence of certain specified events) within three years after any change in control of the Company, as defined, of an amount equal to 30% of his base salary for fiscal 1982. In the event of death during the 15-year period, payments will continue during the remainder of the period to his designated beneficiaries. In the event of death prior to cessation of employment (either before or after age 65), there shall be payable in each year for 15 years following his death, in lieu of the foregoing amount, an amount equal to 20% of his base salary for fiscal 1982. In the event of cessation of his employment prior to age 65, other than by reason of death or under the change in control provisions or certain other circumstances, the payment is prorated based on the actual number of years employed by the Company compared to the number of years of service which the employee would have attained at age 65. At the Company's option, supplemental retirement benefits which become payable may be paid in a discounted lump sum except that, in the event amounts become payable within three years after a change in control of the Company, as defined in an employee's Employment Agreement or Amended and Restated Employment Agreement, such amounts shall be accelerated and paid to the employee in an undiscounted lump sum. Each such employee is also entitled to a post-termination death benefit in an amount equal to the lesser of $500,000 or three times his base salary for fiscal 1982, subject to reduction or termination in the discretion of the Board of Directors in the event of cessation of employment prior to age 65 other than under the change in control provisions. Fiscal 1982 base salaries for Messrs. Banks, Quinn and Gleason were $250,000, $83,841 and $140,000, respectively.

     The Company has purchased whole-life insurance policies on the lives of these executive officers and certain other executive officers in amounts that, in the aggregate (in combination with insurance coverage purchased by the Company, and payable to it, with respect to the arrangements described under "Election of Directors -- Compensation of Directors" above), are intended to offset the Company's future liabilities under the employee supplemental retirement and death benefit arrangements and the non-employee director fee continuation and death benefit arrangements, other than the Fee Continuation Agreement with non-employee director Robert J. Milano described under "Election of Directors -- Compensation of Directors" above (and a similar agreement with one former non-employee director). Premiums paid on such policies for the year ended June 30, 1994 amounted to $342,880 (before giving effect to increases in cash surrender value of $504,173). The Agreements and such other arrangements were designed so that, if assumptions as to mortality experience, policy dividends, tax effects and other factors are realized and if no benefits are payable by reason of a change in control of the Company, as defined, the Company would eventually recover, from the proceeds of the whole-life insurance, the costs attendant to the Agreements and such other arrangements, including the premiums for such whole-life insurance, the premiums payable with respect to the group life insurance benefits payable to non-employee directors (as described above) and a factor for the use of Company funds. However, benefits payable under the Agreements and such other arrangements are not limited or governed in any way by the amount of proceeds received by the Company under such whole-life insurance policies and there is no assurance that amounts paid by the Company will be fully recovered. The Company is the owner and sole beneficiary of the whole-life insurance policies, and the officers and directors participating in such arrangements and their beneficiaries will have no claim against the policies.

EMPLOYMENT AGREEMENTS

     The Company is a party to an Employment Agreement effective as of October 31, 1992 with Mr. Banks. The Employment Agreement is for a term which expires on October 31, 1995 and provides, among other things, for an annual salary at the rate of $400,000 (subject to increase at the discretion of the Board of Directors) and participation in the Company's Management Incentive Compensation Plan. Mr. Banks' Employment Agreement also contains provisions covering the Company's right to reduce his compensation and terminate his employment under certain circumstances in the event of his disability. Pursuant to the terms of his Employment Agreement, upon his death, an amount equal to Mr. Banks' annual salary plus a proportionate amount of any additional compensation to which he may be entitled is to be paid to Mr. Banks' designees by the Company. The Company has obtained insurance policies as to which the Company is the beneficiary on Mr. Banks' life in the aggregate face amount of $400,000. The aggregate premium paid by the Company during the fiscal year ended June 30, 1994 with respect to those policies was $9,852. In the event of termination of employment (including termination by Mr. Banks upon the occurrence of certain specified events) following a change in control of the Company, as defined, Mr. Banks will, except if termination is for certain specified reasons, be entitled to a lump sum payment equal to (i) his remaining compensation through October 31, 1995, and (ii) an amount equal to three years' base salary and, if he is entitled to receive any additional compensation or deferred compensation at the time his employment is terminated, a proportionate amount thereof for the fiscal year in which termination occurs.

     The Company is a party to an Amended and Restated Employment Agreement, amended most recently effective July 1, 1991, with Mr. Quinn. Such Amended and Restated Employment Agreement is for a term presently expiring on June 30, 1995, subject to automatic annual renewals until age 65 unless notice of non-renewal is given on or before April 1 preceding the scheduled termination date, and under which Mr. Quinn's current annual base salary (subject to increase at the discretion of the Board of Directors) is $250,000. Such Amended and Restated Employment Agreement also provides, among other things, that if it is not renewed by the Company at the end of its term, or if it is terminated during the last year of its term, including any renewal term (except if such termination occurs following a change in control of the Company, as defined), Mr. Quinn will (except if such termination is for certain specified reasons) be entitled to severance pay upon termination equal to one year's base salary. In the event of the termination of employment (including termination by Mr. Quinn upon the occurrence of certain specified events) within two years after a change in control of the Company, Mr. Quinn will (except if termination is for certain specified reasons) be entitled to receive, within ten days after the date of termination, base salary through the date of termination and a proportionate bonus payment for the fiscal year in which the termination occurs (based upon his bonus for the prior fiscal year) plus salary (based upon his annual base salary at the date of termination) and bonus payments (based upon the average of bonuses paid to him in respect of the Company's prior three full fiscal years) which he would have earned during a period of three years.

     The Company also is a party to an Amended and Restated Employment Agreement effective as of September 15, 1988, with Mr. Esser. Such Amended and Restated Employment Agreement is for a term presently expiring on September 14, 1995, which term is subject to automatic annual renewal until age 65 unless notice of non-renewal is given on or before July 1 preceding the scheduled termination date, and under which his current annual base salary (subject to increase at the discretion of the Board of Directors) is $155,000. In the event of the termination of employment (including termination by Mr. Esser upon the occurrence of certain specified events) within two years after a change in control of the Company, Mr. Esser will (except if termination is for certain specified reasons) be entitled to receive, within ten days after the date of termination, base salary through the date of termination and a proportionate bonus payment for the fiscal year in which the termination occurs (based upon his bonus for the prior fiscal year), plus salary (based upon his annual base salary at the date of termination) and bonus payments (based upon the average of bonuses paid to him in respect of the Company's prior three full fiscal years) which he would have earned during a period of two years.

     In addition, under Mr. Banks' Employment Agreement and the Amended and Restated Employment Agreements with Messrs. Quinn and Esser, during the payment period after a change in control, the employee and his beneficiaries would be entitled to a continuation of benefits under the Company's employee welfare benefit plans or, if not payable or provided under such plans by reason of the cessation of employment, the Company is to pay or provide such benefits. There shall be no reduction of such payments or benefits by reason of other compensation which may be earned by the employee. Payments to be made to, and benefits to be received by, the employee in the event of termination of employment by reason of a change in control of the Company are, however, subject to reduction to the extent such payments and benefits would not be deductible by the Company for Federal income tax purposes. Among the circumstances entitling each of these key employees to terminate his employment and receive severance are adverse changes in compensation, position, function or location. A "change in control of the Company" is deemed to occur, in general: (i) when any person is or becomes the "beneficial owner" directly or indirectly of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (ii) with certain changes during a consecutive two year period in the composition of the Board of

Directors; (iii) in the event of certain mergers or consolidations; or (iv) in the event of the liquidation or sale of substantially all of the Company's assets.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Messrs. Keane, Erard, MacDonald, Milano and Turner.

     Mr. Keane was counsel to the law firm of Lord Day & Lord, Barrett Smith. The Company retained that law firm during the Company's last fiscal year and has retained that law firm during the Company's current fiscal year.

     Mr. Erard is an executive officer and director of Corimon which, as of August 31, 1994, owned approximately 25% of the Company's outstanding Common Stock. During the 1994 fiscal year, the Company entered into a letter of intent with one of Corimon's wholly-owned subsidiaries for the distribution of the Company's industrial maintenance and marine coatings products in select markets in South America. Under the letter of intent, Corimon paid the Company a fee in the amount of $200,000. The Company is also a party to license agreements with Corimon granting Corimon rights to use the Company's architectural coatings technology and industrial maintenance and marine coatings technology and under which the Company received an initial fee and is receiving royalties based on net sales. During fiscal 1994, the Company received royalties in the amount of $100,000.

     Mr. Turner is an executive officer of Chemical Bank and Chemical Bank New Jersey, N.A. which, together with two unrelated banks, are parties to a Credit Agreement which provides the Company with a revolving credit and a letter of credit facility in an amount not to exceed $60,000,000, of which Chemical Bank New Jersey, N.A. has a 50% share.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors reviews and approves the salaries and bonuses of the executive officers and certain other employees of the Company and all grants of options to purchase shares under the Company's 1990 Stock Option Incentive Plan.

     The goal of the Compensation Committee is to maintain executive compensation at competitive levels which enable the Company to attract and retain highly qualified executives. Awards of incentive compensation in the form of annual cash bonuses and grants of stock options are designed to reward individual initiative and achievements and to motivate executives to increase shareholder value by improving the corporate performance and profitability of the Company.

     The Compensation Committee periodically reviews base salaries of the executive officers considering factors such as individual and corporate performance (without reference to any specific performance-related targets) and individual experience and expertise. The Compensation Committee also reviews certain published surveys of compensation levels at other companies. Such other companies are not necessarily the same as the companies in the peer group index in the performance graph section of this Proxy Statement because the Compensation Committee believes that the Company competes for executive talent with companies in addition to those in its peer group. The Compensation Committee does not attempt to set base salaries at any particular level based on such surveys, but rather uses such surveys to obtain an overview of compensation levels in general. No particular weight is given by the Compensation Committee to any of the foregoing factors, and decisions as to adjustments in base salaries are primarily subjective. The salaries of certain executive officers (including Messrs. Quinn, Esser and Russell) were increased for fiscal 1994 as a result of their increased responsibilities arising out of the Company's internal growth and acquisition of Zynolyte Products Company, as well as the Company's improved results of operations. In light of an increase in salary granted to Mr. Banks at the time he entered into an Employment Agreement with the Company in October 1992, which, among other things, extended the term of his employment until October 31, 1995 (see "Employment Agreements", above), Mr. Banks received no increase in salary for fiscal 1994.

     Bonuses are awarded to executive officers under the Company's Management Incentive Compensation Plan (the "MICP") which establishes bonus pools at the corporate and various divisional levels. Under the MICP, a bonus pool, which is shared by a group of executive officers and other corporate level employees of the Company (including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table), is created through a formula based upon the Company's earnings per share. Some or all of the bonus pool is allocated to plan participants as determined by the Compensation Committee, after receiving the recommendation of the Chief Executive Officer (other than with respect to himself), based upon an assessment of subjective factors related to corporate and individual performance that the Compensation Committee deems to be appropriate and that are not necessarily linked to any specific performance-related targets or given any particular weight. Among the factors considered by the Compensation Committee in determining Mr. Banks' share of the bonus pool under the MICP for fiscal year 1994, were the Company's favorable earnings per share results and success in meeting return on equity goals, the acquisition of Zynolyte Products Company, negotiating the successful bid for Sinclair Paint Company and initiating strategies for the Company's future growth.

     The Compensation Committee is authorized to grant incentive and nonqualified stock options to key employees of the Company, including executive officers. Such option grants are intended to provide long-term incentive to increase shareholder value. No specific formula is used to determine stock option grants made to any particular person (including executive officers), but grants are generally based upon factors such as the optionee's contribution toward Company performance and expected contribution toward meeting long-term strategic goals of the Company. The Compensation Committee did not award any stock options during the 1994 fiscal year but, based on fiscal 1994 performances and for future incentive, granted options to various key employees, including Messrs. Banks, Quinn, Gleason and Esser, in August 1994.

     Section 162(m) of the Code, enacted in August 1993 and first applicable to the Company in fiscal 1995, precludes a public company from taking a Federal income tax deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer or any of its four other most highly compensated executive officers. Certain "performance based compensation" is excluded from the deduction limitation (see "Approval of Amendments to the Company's 1990 Stock Option Incentive Plan", below). In December 1993, the Internal Revenue Service issued proposed regulations which may be modified prior to adoption. The Company intends to comply with the requirements of Section 162(m) to the extent feasible.

                                          The Compensation Committee

                                          Peter L. Keane, Chairman
                                          Philippe Erard
                                          Angus N. MacDonald
                                          Robert J. Milano
                                          William H. Turner

PERFORMANCE GRAPH

     The following graph compares the cumulative return to holders of the Company's Common Stock for the five fiscal years ended June 30, 1994 with (i) the Russell 2000(R) Small Stock Index (a broad based index for companies with market capitalizations ranging from $22 million to $375 million) and (ii) an industry group selected by the Company consisting of eight other domestic corporations which manufacture industrial and/or architectural paint. The industry group consists of The Valspar Corp., RPM Inc., Lilly Industrial Coatings, Inc., Pratt & Lambert, Inc., The Dexter Corp., Guardsman Products, Inc., Ameron, Inc. and Standard Brands Paint Co. The returns of each company within the industry group were weighted according to its stock market capitalization. The comparison assumes $100 was invested on June 30, 1989 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG GROW GROUP, INC., THE RUSSELL 2000 INDEX AND A PEER GROUP

      MEASUREMENT PERIOD          GROW GROUP,
    (FISCAL YEAR COVERED)            INC.         PEER GROUP     RUSSELL 2000
1989                               100.00          100.00          100.00
1990                                94.00          114.00          103.00
1991                                75.00          121.00          104.00
1992                               121.00          146.00          119.00
1993                               166.00          159.00          151.00
1994                               174.00          169.00          157.00

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     William H. Turner, a director of the Company, is an executive officer of Chemical Bank and Chemical Bank New Jersey, N.A. which, together with two unrelated banks, are parties to a Credit Agreement which provides the Company with a revolving credit and a letter of credit facility in an amount not to exceed $60,000,000, of which Chemical Bank New Jersey, N.A. has a 50% share.

     During the 1994 fiscal year, the Company entered into a letter of intent to execute an agreement with one of Corimon's wholly-owned subsidiaries for the distribution of the Company's industrial maintenance and marine coatings products in select markets in South America. Under the letter of intent, Corimon paid the Company a fee in the amount of $200,000. The Company is also a party to license agreements with Corimon granting Corimon rights to use the Company's architectural coatings technology and industrial maintenance and marine coatings technology and under which the Company received an initial fee and is receiving royalties based on net sales. During fiscal 1994, the Company received royalties from Corimon in the amount of $100,000. Corimon Corporation, an indirectly owned subsidiary of Corimon, owns approximately 25% of the Company's outstanding Common Stock. Philippe Erard and Arthur W. Broslat, directors of the Company, are executive officers and directors of Corimon. Harold G. Bittle, a director of the Company, is a consultant to Corimon.

     During the Company's 1994 fiscal year, the Company retained the law firms of Lord Day & Lord, Barrett Smith, to which Peter L. Keane, a director of the Company, was counsel, and Parker Chapin Flattau & Klimpl, of which Lloyd Frank, a director and officer of the Company, is a partner. The Company has retained both firms during its current fiscal year.

                           APPROVAL OF AMENDMENTS TO
                 THE COMPANY'S 1990 STOCK OPTION INCENTIVE PLAN

     At the Company's 1990 annual meeting, shareholders approved the Company's 1990 Stock Option Incentive Plan (the "1990 Plan") for the purpose of granting options to purchase shares of the Company's Common Stock to officers, key employees and non-employee directors ("Outside Directors") of the Company and its subsidiaries.

PROPOSED AMENDMENTS

     In August 1994, the Board of Directors unanimously adopted, and recommended for submission to shareholders for their approval, various amendments (the "Amendments") to the 1990 Plan. A copy of the 1990 Plan indicating the proposed Amendments is attached to this Proxy Statement as Exhibit A and the following discussion is qualified in its entirety by reference thereto. Among other things, the Amendments:

          (i) Provide, as has been the Company's practice, that virtually all discretionary authority under the 1990 Plan rests solely with the Committee of the Board of Directors selected to administer the Plan (the "Committee").

          (ii) Expand the specified powers of the Committee to, among other things, permit the Committee to accelerate the time or times when options may be exercised, permit the Committee to determine whether to cancel or modify an option provided the option as modified would be permitted to be granted under the 1990 Plan on the date of modification, and clarify that the Committee may subject the exercise of all or a portion of an option to the fulfillment of contingencies and determine whether such contingencies have been met.

          (iii) Enable the Committee to fix, in its discretion, and without restriction, the time or times within which, during the term of the option, an option may be exercised by eliminating the existing prohibition against the exercise of options for two years after the date granted and their exercise over a period of less than five years in an amount greater than one-fifth of the number of shares originally subject to the options per year.

          (iv) Make certain clarifying amendments, including that all outstanding options become immediately exercisable upon a "Change in Control" as defined in the Plan.

          (v) Provide that the maximum number of shares that may be subject to options granted to any one optionee in any calendar year is 200,000. Placing a limit is a prerequisite for options which may be granted in the future under the 1990 Plan to be considered "performance based compensation" under Section 162(m) of the Code, and is intended to preserve the deductibility of any compensation expense that may arise from their exercise (see "Board Compensation Committee Report on Executive Compensation," above).

ELIGIBILITY

     The 1990 Plan permits the grant of options to such key employees (including officers) as the Committee may determine. Such options may either be "incentive stock options" ("ISOs"), within the meaning of Section 422(b) of the Code, or "non-qualified stock options" ("NQSOs"). The 1990 Plan provides that NQSOs to purchase 10,000 shares of the Company's Common Stock are automatically granted to newly elected Outside Directors. There are approximately 200 key employees eligible to participate in the 1990 Plan. Except for the five Outside Directors currently holding options under the 1990 Plan, only newly elected Outside Directors will be eligible to participate in the 1990 Plan.

STOCK SUBJECT TO THE 1990 PLAN

     The maximum number of shares of Common Stock originally subject to the 1990 Plan was 500,000. After giving effect to options exercised to date, as at September 23, 1994, there were 271,000 shares subject to outstanding options and 226,000 shares of Common Stock available for future grants of options under the 1990 Plan. In the event any option granted under the 1990 Plan expires or terminates without having been exercised in full or ceases for any reason to be exercisable in whole or in part the unpurchased shares subject thereto shall become available for further option grants.

ADMINISTRATION

     The 1990 Plan is currently administered by the Compensation Committee of the Board. The 1990 Plan requires the Committee to be composed of not less than three members of the Board, all of whom must be "disinterested persons" within the meaning of regulations promulgated by the Securities and Exchange Commission. In addition, it is intended that each member of the Committee will be an "outside director" within the meaning of Section 162(m) of the Code.

     Within the limits of the 1990 Plan, the Committee is authorized to determine, as to options to be granted to employees, among other things, to whom and the time or times at which options shall be granted, the types of options to be granted, the number of shares which will be subject to any option, the duration of each option, the exercise price of each option, the time or times and conditions under which options may be exercised, the form of payment of the exercise price of options, the amount, if any, necessary to satisfy the Company's obligation to withhold taxes or other amounts in connection with the grant, exercise or disposition of an option or disposition of the shares acquired pursuant to the exercise of an option, prescribe rules pertaining to the Plan, the terms and provisions of the respective option agreements between the Company and the optionee (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. Pursuant to the Amendments, the Committee may also determine whether to accelerate the time or times when options (other than options granted to Outside Directors) may be exercised, and, with the consent of the holder of the option, whether to cancel or modify an option, provided that any option as modified would be permitted to be granted on the date of modification under the terms of the 1990 Plan, and whether to subject the exercise of all or any portion of an option to the fulfillment of any contingencies and to determine whether such contingencies have been met.

EXERCISE PRICE

     The exercise price of options granted to employees is determined by the Committee, but may not be less than the fair market value of the Company's Common Stock on the date of grant (110% of such fair market value in case of an ISO granted to an optionee who owns or is deemed to own stock possessing more than 10% of the combined voting power of all classes of stock of the Company). The exercise price of options granted to Outside Directors is equal to the fair market value of the Company's Common Stock on the date of grant. Options may not be granted at an exercise price that is less than the book value per share of the Company's Common Stock on the date the options are granted. The exercise price is payable at the time of exercise of the option in cash, certified check and/or, except in the case of options granted to Outside Directors, previously acquired shares of Common Stock (valued at their fair market value on the date of the exercise of the option) or a combination thereof, in the discretion of the Committee. In addition, the Company may withhold cash and/or shares of Common Stock or require the optionee to pay to the Company, in cash or by certified check, the amount which the Company determines is necessary to satisfy its obligation to withhold Federal, state and local income taxes and other amounts.

TERMS AND CONDITIONS OF OPTIONS

     The term of each option granted to an employee is for such period as the Committee may determine, but not more than ten years and one month from the date of grant (ten years in the case of an ISO, and five years with respect to ISOs granted to optionees who own or are deemed to own stock possessing more than 10% of the combined voting power of all classes of stock of the Company). The term of each option granted to an Outside Director is ten years.

     The aggregate fair market value (determined at the time the option is granted) of shares as to which ISOs may be granted under the 1990 Plan which are exercisable for the first time by such employee during any calendar year may not exceed $100,000. If an option granted under the 1990 Plan exceeds such limitation, such option, to the extent of such excess, shall be treated as a separate NQSO. In addition, to comply with Section 162(m) of the Code, the Amendments provide that 200,000 shares of Common Stock is the maximum number of shares that may be subject to options granted to any individual in any calendar year.

     Options granted to employees become exercisable on such terms and at such times as the Committee shall determine. Prior to the Amendments, options could not become exercisable within two years after the date of grant and then could not be exercisable over a period of less than five years nor at a rate greater than one-fifth of the number of shares originally subject to the option per year. The 1990 Plan retains the requirement that the employee agree that he will remain in the employ of the Company for at least two years. If his employment is terminated during such two-year period (other than by death, disability, retirement, with the consent of the Company or following a Change in Control), the options will immediately terminate. Options granted to Outside Directors will continue to be exercisable in each of the six years commencing two years after the date of grant to the extent of one-sixth of the number of shares originally subject to the option. Notwithstanding the foregoing, upon a "change in control" of the Company (as defined in the 1990 Plan), all outstanding options become immediately exercisable.

     The 1990 Plan provides that an optionee may exercise his options within specified periods upon the termination of employment or service as a director. The 1990 Plan also permits the exercise of the entire option (whether or not otherwise exercisable) following the death or disability of the optionee.

     Options are not transferable other than by will or the laws of descent and distribution and may be exercised during a holder's lifetime only by the holder or by his guardian or legal representative.

ADJUSTMENT IN THE EVENT OF CAPITAL CHANGES

     In the event of a change in the Common Stock by reason of any stock dividend, split-up, combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization or the like, the number and kind of shares subject to the Plan and the number and kind of shares subject to outstanding options and their exercise price shall be appropriately adjusted by the Board, whose determination is conclusive.

PLAN TERM

     No option may be granted under the 1990 Plan after June 30, 2000. The Board may terminate the 1990 Plan at any time, and the Board or the Committee may amend or alter the 1990 Plan, provided that, without the approval of shareholders, no amendment may be made which would (i) change the class of those eligible to receive options, (ii) increase the total number of shares available for options, except for anti-dilution adjustments previously described, (iii) extend the term of the 1990 Plan or the maximum option period provided under the 1990 Plan, (iv) decrease the minimum option exercise price provided under the 1990 Plan or (v) materially increase the benefits accruing to participants under the 1990 Plan. In addition, under the Amendments, no provision of the 1990 Plan relating to the amount or exercise price of shares of Common Stock subject to options to be granted under the 1990 Plan to Outside Directors or the timing of grants to Outside Directors may be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations under either statute (including successor statutes and rules and regulations thereunder).

FEDERAL INCOME TAX TREATMENT

     The following is a general summary of the Federal income tax consequences under current tax law of ISOs and NQSOs. It does not purport to cover special rules relating to, among other things, the exercise of an option with previously acquired shares nor state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

     An optionee will not recognize taxable income for Federal income tax purposes upon the grant of a NQSO or an ISO.

     Upon the exercise of a NQSO, the optionee recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price of the NQSO; the holder's basis in the shares acquired is equal to the amount paid upon exercise, increased by the amount of ordinary income required to be recognized; and the Company is generally entitled to a deduction for the amount of ordinary income recognized by the holder. If the optionee later sells the shares acquired pursuant to the NQSO, he or she will recognize long-term or short-term capital gain or loss depending on the period for which the shares were held. Long-term capital gain is generally taxed at more favorable rates than ordinary income and short-term capital gain.

     In the case of an ISO, no taxable income is recognized upon exercise of the option. If the optionee disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to him or her, the optionee will recognize long-term capital gain or loss and the Company will not be entitled to a deduction. However, if the optionee disposes of such shares within the required holding period (a "disqualifying disposition"), a portion of his or her gain equal to the excess of the fair market value of the shares on the date of exercise over the exercise price (but not more than the gain realized on the disposition) will be treated as ordinary income and the Company will generally be entitled to a deduction for such amount. Any additional gain or loss will be treated as a long-term or short-term capital gain or loss.

     In addition to the Federal income tax consequences described above, an optionee who exercises an ISO may be subject to the alternative minimum tax, which is payable to the extent it exceeds the optionee's regular tax. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the shares on the date of exercise over the exercise price therefor is an increase to his or her alternative minimum taxable income. In addition, the optionee's basis in such shares is increased by such amount for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If an optionee is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including the ISO adjustment) is allowed as a credit against the optionee's regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

OPTIONS RECENTLY GRANTED UNDER 1990 PLAN

     The grant of options is within the discretion of the Committee. Accordingly, the Company is unable to determine future options, if any, that may be granted to the named persons or groups in the following table. The following table sets forth the number of shares underlying options that were granted under the 1990 Plan since July 1, 1994, the beginning of the Company's current fiscal year, to (i) the chief executive officer and the other executive officers named in the Summary Compensation Table in "Executive Compensation", above, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers and (iv) all other employees, including current officers who are not executive officers:

                                                                           NUMBER OF SHARES
                                                                              UNDERLYING
                        NAME OR CATEGORY OF OPTIONEE                       OPTIONS GRANTED
    ---------------------------------------------------------------------  ----------------
    Russell Banks........................................................       10,000
    Joseph M. Quinn......................................................       15,000
    John F. Gleason......................................................        4,500
    Frank V. Esser.......................................................        2,000
    W. Horton Russell....................................................            0
    Executive officers as a group (7 persons, including the above named
      persons)...........................................................       49,500
    Non-executive officer directors as a group...........................            0
    Other employees as a group (34 persons)..............................       97,000

     Each of the foregoing options are for a term of ten years and are exercisable, on a cumulative basis, as to one-fifth of the number of shares originally subject to the option in each year commencing two years after the date of grant. Certain of the options provide, however, that if the Amendments are adopted by shareholders, they will be exercisable, on a cumulative basis, as to one-third of the number of shares originally subject to the option in each year commencing two years after the date of grant.

     The only options granted during fiscal 1994 under the 1990 Plan were options to purchase 10,000 shares of the Company's Common Stock which were automatically granted to each of three Outside Directors who joined the Board during that fiscal year.

     All options were granted at 100% of the fair market value of the underlying shares on the date of grant. The closing price of the Company's Common Stock on the New York Stock Exchange on September 14, 1994, was $15 7/8 per share.

     The Company's Board of Directors unanimously recommends a vote FOR adoption of the Amendments.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP has audited the financial statements of the Company since 1960 and the Board of Directors has, subject to approval by shareholders, appointed such firm to act as its independent auditors for its fiscal year ending June 30, 1995. Management will present to the Meeting a resolution ratifying the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1995. Representatives of Ernst & Young LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by shareholders.

                         OWNERSHIP OF VOTING SECURITIES

     The following table sets forth information, as of August 31, 1994, as to each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, its only class of voting securities:

                                    NAME AND ADDRESS            AMOUNT AND NATURE        PERCENT
        TITLE OF CLASS            OF BENEFICIAL OWNER        OF BENEFICIAL OWNERSHIP     OF CLASS
    -----------------------  ------------------------------  -----------------------     --------
    Common Stock...........  Corimon Corporation                 4,025,341(1)             25%
                             Corimon International Holdings
                                Ltd.
                             Corimon C.A. S.A.C.A.
                             Edif. Corimon, Calle Hans
                                Neuman
                             Los Cortijos de Lourdes
                             Caracas 1071, Venezuela

- - ---------------

(1) Based upon information provided to the Company by Corimon. See "Security Ownership of Management -- Corimon Agreements."

                                 MISCELLANEOUS

SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented for inclusion in the Company's proxy statement and form of proxy relating to the Company's 1995 Annual Meeting of Shareholders must be received by the Company at its principal offices, 200 Park Avenue, New York, New York 10166, by May 29, 1995. Any such proposals should be directed to the Secretary of the Company.

ADVANCE NOTICE REQUIREMENT

     The Company's By-Laws require shareholders who intend to nominate directors or propose new business at any annual meeting to provide advance notice of such intended action as well as certain additional information. This By-Law provision requires shareholders to provide the Company with not less than 60 nor more than 90 days advance notice of their intent to nominate directors or propose new business at an annual meeting. However, if the annual meeting is not held within 10 business days of the anniversary of the prior year's annual meeting and less than 70 days notice or prior public disclosure of the annual meeting date is given or made to shareholders, then shareholders must provide advance notice to the Company within 10 days after such notice or prior public disclosure is given or made to shareholders. The Company's 1993 annual meeting of shareholders was held on October 27, 1993; the Meeting will be held within 10 business days of the anniversary date thereof.

ADDITIONAL INFORMATION

     The Company's Directors and Officers Liability and Corporation Reimbursement insurance policy from National Union Fire Insurance Company of Pittsburgh, Pa. contains a combined limit of liability of $15,000,000 per policy year for both directors' and officers' liability and corporate reimbursement coverage. The annual premium cost of such policy to the Company is $290,000 for the year ending November 1, 1994. The Company also has an insurance policy with Federal Insurance Company providing $10,000,000 of coverage above the limits provided by the insurance policy with National Union Fire Insurance Company of Pittsburgh, Pa. The annual premium cost of such policy to the Company was $94,500 for the year ending November 1, 1994.

SOLICITATION OF PROXIES

     The cost of solicitation of Proxies, including the cost of reimbursing banks, brokers and other nominees for forwarding proxy solicitation material to the beneficial owners of shares held of record by them and seeking instructions from such beneficial owners, will be borne by the Company. Proxies may be solicited without extra compensation by certain officers, directors and regular employees of the Company by mail and, if determined to be necessary, by telephone, telegraph or personal interview. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation of Proxies. For its services, D.F. King & Co., Inc. will receive a fee estimated at $2,600 plus reimbursement for certain out-of-pocket expenses.

OTHER MATTERS

     Management does not intend to bring before the Meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the Meeting. If any other matters or motions properly come before the Meeting, any shareholder who signs and returns the accompanying Proxy, unless such shareholder indicates otherwise, will be giving the persons named in the accompanying Proxy authority to vote such Proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the Meeting.

                                            By Order of the Board of Directors,

                                                        LLOYD FRANK
                                                         Secretary

New York, New York
September 26, 1994

                                                                       EXHIBIT A

                                GROW GROUP, INC.

                        1990 STOCK OPTION INCENTIVE PLAN
        PROPOSED ADDITIONS ITALICIZED; PROPOSED DELETIONS ARE LINED OUT

1. PURPOSES OF THE PLAN AND TYPES OF OPTIONS

     (a) The purposes of this Stock Option Incentive Plan (the "Plan") of
Grow Group, Inc., a New York corporation (the "Corporation"), are (i) to make available shares of the Common Stock, par value $.10 per share (the "Common Stock"), of the Corporation for purchase on favorable terms by such key employees (including officers) of the Corporation or its subsidiaries as the Board of Directors of the Corporation {(the "Board")}, or a committee thereof constituted for the purpose {(the "Committee")}, may from time to time determine, and thus to promote the interests of the Corporation by attracting and retaining [executive and management personnel] {key employees} of outstanding ability by enabling such personnel to participate in the long-term growth and financial success of the Corporation, and (ii) to attract and retain the services of experienced and knowledgeable non-employee directors ("Outside Directors") of the Corporation for the benefit of the Corporation and its shareholders and to provide additional incentive for such Outside Directors to continue to work for the best interests of the Corporation and its shareholders through continuing ownership of its Common Stock.

     (b) Stock options granted under the Plan may be of two types, incentive stock options ("Incentive Stock Options") and non-qualified stock options. It is intended that Incentive Stock Options granted under the Plan shall constitute "incentive stock options" within the meaning of Section [422A(b)] 422 of the Internal Revenue Code of 1986 as now in effect or as later amended (the "Code") and shall be subject to the tax treatment described in Section 421 of the Code.

2. STOCK SUBJECT TO THE PLAN

     Subject to the provisions of Article 11, the total number of shares of Common Stock which may be subject to options under the Plan shall not exceed 500,000, whether authorized but unissued shares, or shares which shall have been purchased or acquired by the Corporation for this or any other purpose. Such shares are from time to time to be allotted for option and sale to the participants in accordance with the Plan. In the event any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available for the purposes of the Plan.

3. ADMINISTRATION OF THE PLAN
     (a) The Plan shall be administered by [the Board of Directors of the Corporation, which, to the extent it shall determine, may delegate its powers with respect to the administration of the Plan to a committee (the "Committee") appointed by the Board and] {the Committee which shall be} composed of not less than three members of the Board [(the "Committee")]. No one may be a member of the Committee who is not a "disinterested person" within the meaning of the regulations of the Securities and Exchange Commission. Outside Directors may be members of the Committee. References hereinafter to determinations by the Committee shall be deemed determinations by the Board of Directors.

     (b) Subject to the provisions of Article 4 hereof respecting options granted to Outside Directors, the Committee shall determine, within the limits of the express provisions of the Plan, the individuals to whom, and the time or times at which, options shall be granted, the number of shares to be subject to each option, the duration of each option, the option price under each option, [and] the time or times within which (during the term of the option) all or portions of each option may be exercised, {whether to accelerate the time or times when options may be exercised, the form of payment of the option exercise price, whether to subject the exercise of all or any portion of an option to the fulfillment of any contingencies (to be specified in the option agreement) and to determine whether such contingencies have been met, the amount (if any) necessary to satisfy the Corporation's obligation to withhold taxes or other amounts in connection with the grant, exercise or disposition of an option or disposition of the shares acquired pursuant to the exercise of an option and, with the consent of the optionee, whether to cancel or modify an option, provided the option as modified would be permitted to be granted under the Plan on the date of such modification.}

     (c) The Committee, in its sole discretion, shall determine whether and to what extent options under the Plan shall be designated as Incentive Stock Options.

     (d) Subject to the express provisions of the Plan, the Committee may interpret the Plan; correct any defect, supply any omission or reconcile any inconsistency in the Plan; prescribe, amend and rescind rules and regulations relating to the Plan; determine the terms and provisions of the respective option agreements (which need not be identical); and make all other determinations necessary or advisable for the administration of the Plan.

     (e) In making [such] its determinations, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Corporation's success and such other factors as the Committee in its discretion shall deem relevant.

     (f) Each individual to whom an option is granted shall enter into a written agreement with the Corporation, dated the date the option is granted, setting forth the terms and conditions of the option granted to him, which agreement shall contain such terms and conditions, {not inconsistent} with the Plan, as the Committee shall approve.

     (g) The determination of the Committee on the matters referred to in this
Article 3 shall be conclusive.

4. ELIGIBILITY

     (a) Subject to the provisions of paragraph (b) of this Article 4, options may be granted only to persons who are key employees (which term shall be deemed to include officers) of the Corporation or of any subsidiary corporation of the Corporation {within the meaning of Section 424(f) of the Code} (such subsidiary corporation being hereinafter called a "Subsidiary"). An employee who has been granted an option or options at any time may be granted an additional option or options at a later time or times if the Committee shall so determine.

     (b) Each individual who becomes an Outside Director shall on the date of his initial election to the Board of Directors be granted an option to purchase 10,000 shares of Common Stock at a price equal to 100% of the fair market value of the Common Stock on such date determined in accordance with the provisions of
Article 5, but in no event at less than the book value of such shares determined in accordance with the provisions of Article 5. No Outside Director to whom an option has been granted shall be eligible to receive additional options under this Plan and Outside Directors are not eligible for Incentive Stock Options. Except as otherwise expressly provided herein, the options granted to Outside Directors shall be subject to the same terms and conditions as options granted to employees, except that clauses (a) through (c) of Article 9 and Article 12 shall not apply in any event.

     [(c) No Incentive Stock Option may be granted under the Plan if such grant, together with any other applicable grant of Incentive Stock Options under the Plan or any other plan of the Corporation (and any parent or subsidiary corporation within the meaning of Section 425 (e) and (f) of the
Code) would exceed any applicable maximum established under Section 422A of the Code for incentive stock options.] The aggregate fair market value (determined at the time the option is granted) of the shares as to which Incentive Stock Options may be granted under the Plan or any other plan of the Corporation [(and] {or} any parent corporation or subsidiary corporation within the meaning of Section [425] 424(e) and (f) of the Code) which are exercisable for the first time by such employee during any calendar year shall not exceed $100,000. If an option granted under the Plan exceeds such limitations, such option, to the extent of such excess, shall be a separate non-qualified option.

     (d) [In addition, the maximum number of shares of Common Stock subject to options that may be granted to any individual in any calendar year is 200,000.]

5. OPTION PRICE

     The price at which shares of the Common Stock may be purchased pursuant to options granted under the Plan shall be not less than 100% of the fair market value of the Common Stock on the date an option is granted. If an optionee owns (or is deemed to own under applicable provisions of the Code and rules and regulations promulgated thereunder) more than 10% of the combined voting power of all classes of the stock of the Corporation (or any parent or subsidiary corporation within the meaning of Section [425] 424(e) or (f) of the
Code) and an option granted to such optionee is intended to qualify as an Incentive Stock Option, the option price shall be no less than 110% of the fair market value of the Common Stock on the date the option is granted. The fair market value of the Common Stock on any day shall be the mean between the highest and the lowest quoted selling prices of the Common Stock on such day as reported by the New York Stock Exchange. If no sale shall have been made on that day, or if the Common Stock is not listed on the New York Stock Exchange at that time, fair market value will be determined by the Committee. However, with respect to Incentive Stock Options, fair market value may be computed in any manner required or permitted by the Code and the regulations promulgated thereunder. The date on which the Committee approves the granting of an option shall be considered the date on which such option is granted. Notwithstanding the foregoing, no option may be granted at an option price that is less than the book value per share of the Common Stock as determined from the balance sheet of the Corporation as of the end of the quarter immediately preceding the date of grant (unaudited for the first three quarters of the fiscal year and audited for the last quarter).

6. TERM OF EACH OPTION

     The term of each option, other than an option granted to an Outside Director, shall be for such period as the Committee shall determine, but not more than ten years and one month from the date of the granting thereof, or such shorter period as is prescribed in Articles 9 and 12 hereof, provided that an option intended to qualify as an Incentive Stock Option shall have a term of not more than ten years, and further provided that if an optionee owns (or is deemed to own under applicable provisions of the Code and rules and regulations promulgated thereunder) more than 10% of the combined voting power of all classes of the stock of the Corporation (or any parent or subsidiary corporation within the meaning of Section [425] 424(e) and (f) of the Code) and an option granted to such optionee is intended to qualify as an Incentive Stock Option, the term of such option shall be no more than five years. The term of each option granted to an Outside Director shall be ten years, or such shorter period as is prescribed in Article 9 hereof.

7. EXERCISE OF OPTIONS

     [(a) Subject to the provisions of Article 9, no option granted under the Plan shall be exercisable for two years after the date it is granted. Thereafter], An option shall become exercisable on such terms and at such times as the Committee shall determine; provided, however, subject to the provisions of Articles 9 and [11] 10, [(i) in no event (other than in the case of an Incentive Stock Option with a five-year term) may an option be exercisable in full over a period of less than five years nor may shares become purchasable upon exercise of an option in any one year in an amount greater than one-fifth of the number of shares originally subject to the option and (ii)] options granted to Outside Directors shall become exercisable in each of the six years commencing two years after the date of grant of the option to the extent of one-sixth of the number of shares originally subject to the option. [In the case of an Incentive Stock Option with a five-year term, after the first two years, shares may not become purchasable upon exercise of such an option in any one year in an amount greater than one-third of the number of shares originally subject to the option.] An option holder purchasing less than the number of shares available to him in any year under the option may purchase any such unpurchased shares in any subsequent year of the option term. The option shall not be exercisable at any time in an amount less than 100 shares (or the remaining shares then covered by and purchasable under the option if less than 100 shares). The option may not be exercised in respect of a fraction of a share.

     (b) The purchase price of the shares as to which an option shall be exercised [plus any required Federal income tax or other withholding amount] shall be paid in full at the time of exercise by one or more of the following methods, as determined by the Committee: (i) in cash or by certified check, (ii) by transferring to the Corporation previously acquired shares of the Common Stock having an aggregate fair market value equal to the aggregate option exercise price of all options being exercised and/or (iii) by transferring to the Corporation previously acquired shares of the Common Stock having an aggregate fair market value less than the aggregate option exercise price of all options being exercised and cash or certified check for the balance of the aggregate option exercise price of all options being exercised. The fair market value of the shares so transferred to the Corporation shall be determined in accordance with the methods described in Article 5, but as of the date of exercise of the option. {In addition, the Corporation may withhold cash and/or shares of Common Stock or require the optionee to pay to the Corporation, in cash or by certified check, promptly upon demand, the amount which the Committee determines is necessary to satisfy its obligation to withhold Federal, state and local income taxes and other amounts.} The Corporation shall not be required to deliver certificates for such shares until such payments [has] have been made.

8. NON-TRANSFERABILITY OF OPTIONS

     Except as provided in Article 9, no option may be exercised at any time unless the holder thereof is then an employee of the Corporation or of a Subsidiary, an Outside Director or a Director Emeritus (as that term is defined in paragraph (g) of Article 9), as the case may be. No option granted under the Plan shall be transferable otherwise than by will or by the laws of descent and distribution, and an option may be exercised, during the lifetime of the holder thereof, only by him or by his guardian or legal representative.

9. TERMINATION OF EMPLOYMENT OR SERVICE ON THE BOARD OF DIRECTORS

     (a) In the event that the employment of an employee to whom an option has been granted under the Plan shall be terminated (otherwise than by reason of death, disability or retirement), such option may, subject to the provisions of
Article 12 hereof, be exercised (to the extent that the employee was entitled to do so at the termination of his employment) at any time within three months after such termination but not thereafter, and in no event after the date on which, except for such termination of employment, the option would otherwise expire [provided, however, that if the Corporation terminates the employee's employment within a three-year period after a change in control of the Corporation (as defined in Article 10), the employee during such three-month period after termination (but not after the date on which the option would otherwise expire) may exercise all or any part of the remaining unexercised portion of the option notwithstanding that the option had not yet become exercisable with respect to all or part of such shares at the date of termination.]

     (b) In the event that the employment of an employee to whom an option has been granted under the Plan shall be terminated by disability or retirement (as those terms are defined in paragraph (g) of this Article 9), the remaining unexercised portion of the option may be exercised by the employee (notwithstanding that the option had not yet become exercisable with respect to all or part of such shares at the date of termination) at any time within twelve months after such termination but not thereafter (except that an optionee holding an Incentive Stock Option cannot exercise such option more than three months after termination of his employment unless he was disabled within the meaning of Section 22(e)(3) of the Code), and in no event after the date on which, except for such termination of employment, the option would otherwise expire.

     (c) If an employee to whom an option has been granted under the Plan shall die while he is employed by the Corporation or a Subsidiary or during the period following termination of employment in which the employee had a right to exercise the option under paragraph (a) or (b) of this Article 9, such option may be exercised (i) in the case of death while employed, as to all or any part of the remaining unexercised portion of the option, notwithstanding that the option had not yet become exercisable with respect to all or a part of such shares at the date of death, or (ii) in the case of death after termination of employment, to the extent that the employee was entitled to do so at the date of his death giving effect to the provisions of paragraphs (a) and (b) of this
Article 9, in either case by a legatee or legatees of such option under the employee's last will, or by his personal representatives or distributees, at any time within such period, not exceeding twelve months after his death, as shall be prescribed in the option agreement, but in no event after the date on which, except for such death, the option would otherwise expire.

     (d) In the event that an Outside Director to whom an option has been granted under the Plan shall cease to serve on the Board of Directors, otherwise than by reason of death or disability (as that term is defined in paragraph (g) of this Article 9), without being designated as a Director Emeritus (as that term is defined in paragraph (g) of this Article 9), or if a Director Emeritus shall cease to retain such status (otherwise than by reason of death or disability), such option may be exercised (to the extent that the Outside Director or the Director Emeritus was entitled to do so at the time of cessation of service or termination of status) at any time within three months after such cessation of service or termination of status but not thereafter, and in no event after the date on which, except for such cessation of service or termination of status, the option would otherwise expire. Except as hereinabove provided, in the event an Outside Director to whom an option has been granted under the Plan shall cease to serve on the Board of Directors but shall have been designated as a Director Emeritus, his option shall continue to be exercisable as though such Director Emeritus continued to serve as an Outside Director.

     (e) In the event that an Outside Director to whom an option has been granted under the Plan shall cease to serve on the Board of Directors by reason of disability or he shall become disabled (as such terms are defined in paragraph (g) of this Article 9) while holding the status of Director Emeritus, the remaining unexercised portion of the option may be exercised by the Outside Director or Director Emeritus (notwithstanding that the option had not yet become exercisable with respect to all or part of such shares at the date of disability) at any time within twelve months after such disability but not thereafter, and in no event after the date on which, except for such disability, the option would otherwise expire.

     (f) If an Outside Director to whom an option has been granted under the Plan shall die (i) when he is serving on the Board of Directors or while holding the status of Director Emeritus, or (ii) within three months after cessation of service on the Board of Directors without the status of Director Emeritus or after termination of Director Emeritus status, or (iii) within twelve months after cessation of service on the Board of Directors or after termination of Director Emeritus status by reason of disability, such option may be exercised
(x) in the case of death while serving on the Board of Directors or while holding the status of Director Emeritus, as to all or any part of the remaining unexercised portion of the option, notwithstanding that the option had not yet become exercisable with respect to all or part of such shares at the date of death, or (y) in the case of death after cessation of service on the Board of Directors without the status of Director Emeritus or after termination of Director Emeritus status or death after termination of such service or status by reason of disability, to the extent that the Outside Director or Director Emeritus was entitled to do so at the date of his death giving effect to the provisions of paragraphs (d) and (e) of this Article 9, in each case by a legatee or legatees of such option under the Outside Director's or Director Emeritus' last will, or by his personal representatives or distributees, at any time within twelve months after this death, but in no event after the date on which, except for such death, the option would otherwise expire.

     (g) For the purpose of this Article 9, "retirement" shall mean retirement no earlier than the normal retirement age pursuant to any pension or retirement plan of the Corporation or a Subsidiary; "disability" or "disabled" shall mean permanent mental or physical disability as determined by the Committee subject, [in the case of Incentive Stock Options,] to the requirements of Section 22(e)(3) of the Code; and "Director Emeritus" shall mean an honorary title granted by majority vote of the members of the Board of Directors then serving.

     (h) Options granted under the Plan to employees shall not be affected by any change of employment so long as the holder continues to be an employee of the Corporation or a Subsidiary. Nothing in the Plan or in any option granted under the Plan shall confer on any individual any right to continue in the employ of the Corporation or a Subsidiary or limit or restrict in any way the right of the Corporation or any Subsidiary to terminate his employment at any time for any reason whatsoever.

10. CHANGE IN CONTROL

     (a) Notwithstanding anything in the Plan to the contrary, upon a Change in Control of the Corporation, all outstanding options granted under the Plan shall become immediately exercisable.

     (b) For purposes of this Section, a Change in Control of the Corporation, shall be deemed to have occurred if:

          (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any Corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation's then outstanding securities;

          (ii) during any period of two consecutive years (not including any period prior to the execution of this amendment to the Plan), individuals who at the beginning of such period constitute the Board of Directors of the Corporation (the "Board"), and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

          (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other [C]corporation, other than
     (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Corporation's then outstanding securities; or

          (iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

11. ADJUSTMENT OF AND CHANGES IN COMMON STOCK

     Notwithstanding any other provisions of the Plan, [the option agreements may contain such provisions as the Board of Directors or the Committee shall determine to be appropriate for the adjustment of the number of shares of Common Stock subject to each outstanding option, the option prices and the number of shares which may be exercised in any one year] in the event of a changes in the Common Stock by reason of any stock dividend, stock split-up, stock combination, exchange of shares, recapitalization, merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation and the like; [and, in the event of any such change in the Common Stock,] the aggregate number and kind of shares available under the Plan {and the aggregate number and kind of shares subject to each outstanding option and the exercise price thereof shall} be appropriately adjusted by the Board of Directors or the Committee, whose determination shall be conclusive.

12. EMPLOYEE'S AGREEMENT TO SERVE

     Each employee receiving an option, shall as one of the conditions of receiving such option, and as an inducement to the Corporation to grant such option to him, agree that he will remain in the employ of the Corporation, or a Subsidiary, for a period of at least two years from the date the option is granted to him, and that he will, during such employment, serve the Corporation or such Subsidiary in good faith and use his best efforts at all times to promote its interests. Except as otherwise provided in a written agreement between the Corporation or such Subsidiary and such employee, such employ-ment shall be at the pleasure of the Corporation or such Subsidiary and shall be at such rate of base compensation as the Corporation or such Subsidiary shall determine from time to time. If, during such two-year period, the employee's employment shall be terminated by the Corporation (otherwise than a termination [within a three-year period] after a change in control of the Corporation as defined in Article 9) or he shall terminate his employment, otherwise than by death, disability, retirement (as these terms are defined in Article 9) or with the consent or approval of the Corporation or such Subsidiary, or shall otherwise violate the provisions of the agreement referred to in this Article 12, the option or options then held by him shall forthwith terminate. The provisions of this Article 12 shall be incorporated in the option agreement to be executed and delivered by the Corporation and the individual to whom an option is to be granted.

13. COMPLIANCE WITH SECURITIES LAWS

     The Committee may, in their discretion, require as a condition to the exercise of any option that the shares reserved for issue upon the exercise of the option shall have been duly listed, upon official notice of issuance, by the New York Stock Exchange or by such other securities exchange upon which such shares are then listed, and either that (a) a Registration Statement under the Securities Act of 1933, as amended, or any succeeding act {(the "Securities Act"),} with respect to such shares is effective and current at the time of such exercise or (b) there is an exemption from registration under such Act for the issuance of shares of Common Stock upon such exercise. {Nothing herein shall be construed as requiring the Corporation to register shares subject to any option under the Securities Act.}

     {In addition, if at any time the Committee shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to such option on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to, or in connection with, the granting of an option or the issue of shares of Common Stock thereunder, such option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.}

14. AMENDMENT AND TERMINATION

     The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time but may not without the approval of the Corporation's shareholders make any alteration or amendment thereof which (a) makes any change in the class of eligible participant as described in Article 4 hereof; (b) increases the total number of shares of Common Stock for which options may be granted under the Plan except as provided in Article 11 hereof;
(c) extends the term of the Plan or the maximum option period provided under the Plan; (d) decreases the minimum option price provided in Article 5 hereof or (e) materially increases the benefits accruing to participants under the Plan. {In addition, no provision of the Plan relating to the amount or exercise price of shares of Common Stock subject to options to be granted under the Plan to Outside Directors or the timing of grants may be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations under either statute (including successor statutes and rules and regulations thereunder).}

     Notwithstanding the foregoing, the Board of Directors is expressly authorized to further amend the Plan or any portion thereof and/or to amend or direct the Committee to amend the terms of any option granted under the Plan in order to quality any previously granted option and/or any subsequently granted option as an Incentive Stock Option under Section [422A] 422 of the Code.

15. DUTIES OF THE CORPORATION

     The Corporation shall at all times during the term of each option reserve and keep available for issuance or delivery such number of shares of Common Stock as will be sufficient to satisfy the requirements of all options at the time outstanding, shall pay all original issue taxes or transfer taxes with respect to the issuance or delivery of shares pursuant to the exercise of such options and all other fees and expenses necessarily incurred by the Corporation in connection therewith, except for required Federal income tax or other withholding amount.

16. TERMINATION OF PLAN

     The Plan shall terminate on June 30, 2000. No options may be granted under the Plan after the termination date, although options outstanding on such date shall not be affected by such termination.

17. EFFECTIVE DATE OF PLAN AND AMENDMENT

     The Plan is subject to approval at the 1990 Annual Meeting of Shareholders of the Corporation by the vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote at such meeting. If approved, the Plan shall be effective as of August 23, 1990, the date of its adoption by the Board of Directors. Any other provision of the Plan to the contrary notwithstanding, no options granted under the Plan may be exercised until after such shareholder approval, and if such approval is not obtained, such options shall be null and void.

     The amendments to the Plan approved by the Board on August 18, 1994 (the "Amendments") {are subject to approval by shareholders. If the Amendments [are] not approved by the shareholders by August 17, 1995, the Amendments shall terminate and the Plan, as it existed immediately before such Amendments, shall continue in full force and effect.}

EDGAR APPENDIX
- - --------------

In Appendix A, the brace symbol { }, indicates italics, and the bracket symbol [ ], indicates strickeout.

                               GROW GROUP, INC.

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- OCTOBER 26, 1994.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints, as proxies for the undersigned, RUSSELL BANKS, LLOYD FRANK and PETER L. KEANE, or any one or more of them, with full power of substitution, to vote all shares of the capital stock of Grow Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 26, 1994, at 10:00 o'clock a.m., New York City time, at The University Club, One West 54th Street, New York, New York, the receipt of Notice of which meeting and the Proxy Statement accompanying the same being hereby acknowledged by the undersigned, and at any adjournments or postponements thereof, upon the matters described in the Notice of Meeting and Proxy Statement and upon such other business as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxies heretofore given.

     EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE HEREOF. IF NO DIRECTIONS TO VOTE ON THE MATTERS SET FORTH IN PROPOSALS 1, 2 AND 3 ARE GIVEN, THE PROXIES WILL BE DEEMED AUTHORIZED TO VOTE FOR ALL LISTED NOMINEES TO SERVE AS DIRECTORS AND FOR PROPOSALS 2 AND 3.

                      (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)




     [     ]
     Mark boxes / X / or / /; mark in blue or black ink.

A vote FOR all nominees and FOR Proposals 2 and 3 is recommended by the Board of Directors.

1.  ELECTION OF DIRECTORS (Check one box only)
    / / FOR all nominees listed below:
    / / WITHHOLD AUTHORITY to vote for nominees listed below:

   Arthur W. Broslat, Lloyd Frank, Angus N. MacDonald and William H. Turner (To withold authority to vote for any individual nominee, mark the "FOR" box above and print that nominee's name below.)

- - ------------------------------------------------------------------------------

2. Proposal to approve amendments to the Company's 1990 Stock Option Incentive Plan.
    / / FOR     / / AGAINST    / / ABSTAIN

3. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors.
    / / FOR     / / AGAINST    / / ABSTAIN
    THE SUBMISSION OF THIS PROXY IF EXECUTED PROPERLY REVOKES ALL PRIOR
    PROXIES.



                                 Dated___________________________________1994

                                 ____________________________________________
                                           Signature of Shareholder

                                 ____________________________________________
                                           Signature of Shareholder


                                NOTE: Please sign your name or names exactly as set forth hereon. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are acting. Proxies executed by corporations should be signed by a duly authorized officer.

Please Sign, Date and Return the Proxy Card Using the Enclosed Envelope.